Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES REPORTS 13 PERCENT INCREASE IN EARNINGS PER SHARE AND 33 PERCENT INCREASE
ON AN ADJUSTED BASIS FOR FIRST QUARTER OF 2011
GENERATES HIGHEST FIRST QUARTER OPERATING CASH FLOW IN FOUR YEARS
NEW ORLEANS, LA March 9, 2011 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today its results for the first quarter ended January 31, 2011.
The Company reported a 13 percent increase in earnings per share to $.09 per diluted share for the quarter ended January 31, 2011, compared to $.08 per diluted share for the quarter ended January 31, 2010. In addition, after adjusting net earnings for certain items, as discussed in the table “Reconciliation of Non-GAAP Financial Measures,” the Company reported a 33 percent increase in adjusted earnings per share to $.12 per diluted share for the quarter ended January 31, 2011, compared to $.09 per diluted share for the quarter ended January 31, 2010.
Thomas J. Crawford, President and Chief Executive Officer, stated, “We are pleased with our operating results for the first quarter of 2011 in which the Company generated the highest quarterly revenue, adjusted net earnings and adjusted earnings per share since fiscal year 2008. We are particularly encouraged by the performance of our cemetery operations for the quarter as cemetery property sales grew by 10 percent and gross profit increased 33 percent compared to the first quarter of 2010. On the funeral side, we experienced a 1.1 percent increase in same-store calls and a 1.6 percent increase in average revenue per funeral service. These increases contributed to approximately $74 million in funeral revenue and more than $20 million in funeral gross profit for the quarter, which is the highest quarterly funeral revenue and funeral gross profit generated in nearly three years.”
Mr. Crawford continued, “In addition to the positive operating and financial performance for the quarter, our balance sheet and liquidity position remain strong with $64 million in cash on hand and no amounts borrowed on our credit facility. We generated $15 million in operating cash flow during the first quarter of 2011 compared to $3 million of operating cash flow in the first quarter of 2010, which is the highest first quarter operating cash flow in four years. We have also seen continued success in our trust performance, with a 15 percent annual return in our merchandise and services trusts and a 12 percent annual return in our perpetual care trusts over the last 12 months. Since this time last year, the fair market value of our trust portfolio increased by $68 million, including a $21 million increase since October. The improvement in the fair market value of the trust portfolio will increase the future benefit to be realized on the backlog of our contracts. Finally, during the first quarter we repurchased 1.3 million shares of the Company’s common stock for $8.1 million and returned $2.7 million to our shareholders through the payment of dividends.”
Highlights of the first quarter include:

•	Generated strong operating and free cash flow of $15.2 million and $11.1 million, respectively;

•	Increased average revenue per funeral service by 1.6 percent and same-store funeral services by 1.1 percent, resulting in a $2.1 million increase in funeral revenue and a $1.1 million increase in funeral gross profit;

•	Achieved a $3.1 million increase in cemetery revenue primarily driven by a 10.2 percent increase in cemetery property sales, resulting in a $2.0 million improvement in cemetery gross profit and a 290 basis point improvement in cemetery gross profit margin;

•	Purchased 1.3 million shares of the Company’s outstanding common stock and paid $2.7 million in dividends; and

•	Experienced improved trust returns with a total return for the first three months of fiscal year 2011 of 4.7 percent in our preneed funeral and cemetery merchandise and services trusts and 2.3 percent in our perpetual care trusts.
Mr. Crawford concluded, “I will be leaving the Company to fulfill a three year service assignment for my church. As a shareholder, I couldn’t be more pleased than to have Tom Kitchen succeed me as Chief Executive Officer of the Company after our annual shareholders’ meeting on April 7th. Over the past four years, Tom and I have worked closely together to improve internal operations, develop and pursue new business strategies, improve our capital structure and increase shareholder value. I am extremely confident in his ability to continue the Company’s success and take us to greater heights in the future. It has been a privilege and honor for me to lead the Company’s talented employees, who dedicate themselves every day to serving families with the best possible care at their time of need and are working hard to truly become ‘Best in Class’.”
First Quarter Results
FUNERAL
•	The Company’s same-store funeral operations generated a 1.4 percent increase in average revenue per traditional funeral service and a 4.8 percent increase in average revenue per cremation service. The improvements in average revenue, coupled with a 1.1 percent increase in same-store funeral services, resulted in a $2.1 million, or 2.9 percent, increase in funeral revenue to $73.9 million.

•	Funeral gross profit increased $1.1 million, or 5.7 percent, to $20.4 million for the first quarter of 2011 compared to $19.3 million for the same period of 2010, primarily due to the $2.1 million increase in revenue, as noted above. Funeral gross profit margin improved 70 basis points to 27.6 percent for the first quarter of 2011 from 26.9 percent for the same period of 2010.

•	The cremation rate for the Company’s same-store operations rose to 41.7 percent for the first quarter of 2011 compared to 41.2 percent for the first quarter of 2010.

•	Net preneed funeral sales increased 2.6 percent during the first quarter of 2011 compared to the first quarter of 2010. Preneed funeral sales are deferred until the underlying contracts are performed and have no impact on current revenue.
CEMETERY
•	Cemetery revenue increased $3.1 million, or 5.9 percent, to $55.4 million for the first quarter of 2011 from $52.3 million for the first quarter of 2010. This improvement is primarily due to a $2.1 million, or 10.2 percent, increase in cemetery property sales and a $0.9 million increase in construction during the period on various cemetery projects.

•	Cemetery gross profit increased $2.0 million, or 33.3 percent, to $8.0 million for the first quarter of 2011 compared to $6.0 million for the same period of 2010. The increase in cemetery gross profit is primarily due to the $3.1 million increase in revenue, as noted above. Cemetery gross profit margin improved 290 basis points to 14.4 percent for the first quarter of 2011 from 11.5 percent for the same period of 2010.
OTHER

•	Interest expense decreased $0.8 million to $5.7 million during the first quarter of fiscal year 2011 primarily due to the significant repurchases of a portion of the Company’s senior convertible notes in the open market that occurred throughout fiscal year 2010.

•	The effective tax rate for the quarter ended January 31, 2011 was 50.3 percent compared to 39.5 percent for the same period in 2010. The increase was primarily due to a change in Puerto Rican tax legislation that decreased the top tax rate for businesses from 39 percent to 30 percent. As a result, the Company revalued its previously recorded deferred tax assets. While the Company will benefit from lower cash taxes in the future, the tax rate change resulted in a one-time non-cash charge to income tax expense of $2.9 million, net. This charge was partially offset by a tax benefit of $0.9 million primarily due to the reduction in the valuation allowance for capital losses.
Cash Flow Results and Debt for Total Operations
•	Cash flow provided by operating activities for the first quarter of fiscal year 2011 was $15.2 million compared to $2.8 million for the same period of last year. The increase in operating cash flow is due in part to a $0.6 million improvement in net earnings, which included the previously noted $2.9 million, net, non-cash charge to Puerto Rican income tax expense. In addition, the Company effectively managed its working capital during the first quarter of fiscal year 2011 and was able to increase cash flow due to the timing of trust withdrawals and deposits.

•	Free cash flow was a positive $11.1 million for the first quarter of 2011 compared to a negative $0.1 million during the first quarter of 2010.

•	During the first quarter of 2011, the Company paid $2.7 million, or $.03 per share, in dividends compared to $2.8 million, or $.03 per share, in dividends during the first quarter of 2010.

•	During the first quarter of 2011, the Company purchased 1.3 million shares of the Company’s Class A outstanding common stock for approximately $8.1 million under its share repurchase program. The Company has $14.4 million remaining under the program.
Trust Performance
The following returns include realized and unrealized gains and losses:
•	For the quarter ended January 31, 2011, the Company’s preneed funeral and cemetery merchandise and services trusts experienced a total return of 4.7 percent, and its perpetual care trusts experienced a total return of 2.3 percent.

•	For the last twelve months ended January 31, 2011, the Company’s preneed funeral and cemetery merchandise and services trusts experienced an annual total return of 14.9 percent, and its perpetual care trusts experienced an annual total return of 12.3 percent.

•	For the last five years ended January 31, 2011, the Company’s preneed funeral and cemetery merchandise and services trusts experienced an annual total return of 2.7 percent, and its perpetual care trusts experienced an annual total return of 3.6 percent.

•	For the last twelve months ended January 31, 2011, the fair market value of the Company’s portfolio improved $67.6 million to $816.1 million.
Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 218 funeral homes and 141 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral and cremation merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss first quarter results on Thursday, March 10, 2011 at 10 a.m. Central Standard Time. The teleconference dial-in number is 1-800-946-0744. To participate, please call the number at least 15 minutes prior to the call. If you are calling from outside the United States, the dial-in number is 1-719-325-2499. A replay of the call will be available by dialing 1-877-870-5176 (from within the continental United States) or 1-858-384-5517 (from outside the continental United States), and using pass code 7926127 until March 17, 2011, at 10:59 p.m. Central Standard Time. Interested parties will also have the opportunity to listen to the live conference call via the Internet through Stewart Enterprises’ website http://www.stewartenterprises.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay will be available at this website shortly following the conference call and will be available at the website until April 10, 2011.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended January 31,
	2011	2010
Revenues:
Funeral	$73,866	$71,720
Cemetery	55,398	52,292

	129,264	124,012

Costs and expenses:
Funeral	53,478	52,449
Cemetery	47,431	46,320

	100,909	98,769

Gross profit	28,355	25,243
Corporate general and administrative expenses	(6,639)	(6,670)
Hurricane related charges, net	(50)	—
Other operating income, net	233	179

Operating earnings	21,899	18,752
Interest expense	(5,736)	(6,456)
Gain on early extinguishment of debt	—	17
Investment and other income, net	24	24

Earnings from continuing operations before income taxes	16,187	12,337
Income taxes	8,143	4,876

Earnings from continuing operations	8,044	7,461

Discontinued operations:
Earnings from discontinued operations before income taxes	—	42
Income taxes	—	16

Earnings from discontinued operations	—	26

Net earnings	$8,044	$7,487

Basic earnings per common share:
Earnings from continuing operations	$.09	$.08
Earnings from discontinued operations	—	—

Net earnings	$.09	$.08

Diluted earnings per common share:
Earnings from continuing operations	$.09	$.08
Earnings from discontinued operations	—	—

Net earnings	$.09	$.08

Weighted average common shares outstanding (in thousands):
Basic	90,867	92,053

Diluted	91,177	92,234

Dividends declared per common share	$.03	$.03

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	January 31, 2011	October 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$64,437	$56,060
Certificates of deposit and marketable securities	—	10,000
Receivables, net of allowances	50,865	51,170
Inventories	35,619	35,715
Prepaid expenses	9,594	5,480
Deferred income taxes, net	27,222	28,312

Total current assets	187,737	186,737
Receivables due beyond one year, net of allowances	65,467	67,458
Preneed funeral receivables and trust investments	423,740	414,918
Preneed cemetery receivables and trust investments	217,031	209,750
Goodwill	247,038	247,038
Cemetery property, at cost	387,008	386,094
Property and equipment, at cost:
Land	43,726	43,518
Buildings	340,104	338,264
Equipment and other	192,463	191,428

	576,293	573,210
Less accumulated depreciation	289,388	283,637

Net property and equipment	286,905	289,573
Deferred income taxes, net	94,018	98,025
Cemetery perpetual care trust investments	234,630	231,008
Non-current assets held for sale	360	360
Other assets	11,554	11,905

Total assets	$2,155,488	$2,142,866

		(continued)

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	January 31, 2011	October 31, 2010
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$5	$5
Accounts payable and accrued expenses	20,514	24,797
Accrued payroll and other benefits	13,217	14,313
Accrued insurance	20,365	20,912
Accrued interest	6,142	4,197
Estimated obligation to fund cemetery perpetual care trust	13,116	13,253
Other current liabilities	9,028	12,138
Income taxes payable	3,243	2,533

Total current liabilities	85,630	92,148
Long-term debt, less current maturities	314,951	314,027
Deferred income taxes, net	5,063	4,950
Deferred preneed funeral revenue	242,269	243,520
Deferred preneed cemetery revenue	256,768	258,044
Deferred preneed funeral and cemetery receipts held in trust	572,956	555,152
Perpetual care trusts’ corpus	233,394	229,518
Other long-term liabilities	20,341	20,023

Total liabilities	1,731,372	1,717,382

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $1.00 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $1.00 stated value:
Class A authorized 200,000,000 shares; issued and outstanding 87,843,636 and 88,739,140 shares at January 31, 2011 and October 31, 2010, respectively	87,844	88,739
Class B authorized 5,000,000 shares; issued and outstanding 3,555,020 shares at January 31, 2011 and October 31, 2010; 10 votes per share convertible into an equal number of Class A shares	3,555	3,555
Additional paid-in capital	538,805	547,319
Accumulated deficit	(206,103)	(214,147)
Accumulated other comprehensive income:
Unrealized appreciation of investments	15	18

Total accumulated other comprehensive income	15	18

Total shareholders’ equity	424,116	425,484

Total liabilities and shareholders’ equity	$2,155,488	$2,142,866

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended January 31,
	2011	2010
Cash flows from operating activities:
Net earnings	$8,044	$7,487
Adjustments to reconcile net earnings to net cash provided by operating activities:
Gain on early extinguishment of debt	—	(17)
Depreciation and amortization	6,872	6,587
Non-cash interest and amortization of discount on senior convertible notes	1,350	1,521
Provision for doubtful accounts	1,301	1,674
Share-based compensation	1,132	962
Excess tax benefits from share-based payment arrangements	(51)	(20)
Provision for deferred income taxes	7,152	3,569
Estimated obligation to fund cemetery perpetual care trust	73	—
Other	(3)	20
Changes in assets and liabilities:
Increase in receivables	(860)	(1,648)
Increase in prepaid expenses	(4,115)	(4,825)
(Increase) decrease in inventories and cemetery property	227	(3)
Decrease in accounts payable and accrued expenses	(5,203)	(7,204)
Net effect of preneed funeral production and maturities:
Decrease in preneed funeral receivables and trust investments	562	3,031
Decrease in deferred preneed funeral revenue	(1,435)	(2,240)
Increase (decrease) in deferred preneed funeral receipts held in trust	199	(3,324)
Net effect of preneed cemetery production and deliveries:
(Increase) decrease in preneed cemetery receivables and trust investments	(1,220)	781
Decrease in deferred preneed cemetery revenue	(1,278)	(3,575)
Increase (decrease) in deferred preneed cemetery receipts held in trust	2,330	(173)
Increase in other	157	170

Net cash provided by operating activities	15,234	2,773

Cash flows from investing activities:
Proceeds from sales of certificates of deposit	10,000	—
Purchases of certificates of deposit and marketable securities	(6)	(5,000)
Purchase of subsidiaries and other investments, net of cash acquired	(1,809)	—
Additions to property and equipment	(4,604)	(4,297)
Other	28	39

Net cash provided by (used in) investing activities	3,609	(9,258)

Cash flows from financing activities:
Repayments of long-term debt	(1)	(846)
Retirement of common stock warrants	—	(107)
Issuance of common stock	341	115
Retirement of call options	—	107
Purchase and retirement of common stock	(8,108)	—
Debt refinancing costs	—	(38)
Dividends	(2,749)	(2,794)
Excess tax benefits from share-based payment arrangements	51	20

Net cash used in financing activities	(10,466)	(3,543)

Net increase (decrease) in cash	8,377	(10,028)
Cash and cash equivalents, beginning of period	56,060	62,808

Cash and cash equivalents, end of period	$64,437	$52,780

Supplemental cash flow information:
Cash paid (received) during the period for:
Income taxes, net	$89	$(44)
Interest	$2,482	$3,191

Non-cash investing and financing activities:
Issuance of common stock to executive officers and directors	$456	$414
Issuance of restricted stock, net of forfeitures	$424	$1,024

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE QUARTER ENDED JANUARY 31, 2011 AND 2010
(Unaudited)
The Company recorded several items during the three months ended January 31, 2011 and 2010 that impacted earnings from continuing operations: a tax rate change resulting in a decrease in the Company’s deferred tax asset related to Puerto Rico, a tax valuation benefit for capital losses and non-cash interest expense related to the Company’s senior convertible notes. The Company is presenting adjusted earnings in the table below to eliminate the effects of the specified items.

	Three Months Ended January 31,
	2011		2010
Adjusted Balances are Net of Tax	millions	per share	millions	per share
Consolidated net earnings	$8.1	$.09	$7.5	$.08
Add: Non-cash interest expense on senior convertible notes(1)	0.6	.01	0.7	.01

Adjusted consolidated net earnings	8.7	.10	8.2	.09
Add (subtract): Tax valuation charge (benefit)	(0.9)	(.01)	0.2	—
Add: Reduction in Puerto Rican deferred tax asset(2)	2.9	.03	—	—

Adjusted earnings	$10.7	$.12	$8.4	$.09

(1)	Effective November 1, 2009, the Company adopted Financial Accounting Standards Board guidance that relates to the Company’s senior convertible notes, which has been applied retrospectively in the Company’s financial statements. For additional information, see Note 3 of the Company’s Form 10-K for the year ended October 31, 2010. The tax rate associated with the interest expense related to the Company’s senior convertible notes was 38 percent for the first quarter of 2011 and 36 percent for the first quarter of 2010.

(2)	In January 2011, Puerto Rico passed new tax legislation that decreased the top tax rate for businesses from 39 percent to 30 percent. As a result, the Company revalued its previously recorded Puerto Rican deferred tax assets. While the Company will benefit from lower cash taxes in the future, the tax rate change resulted in a one-time $2.9 million, net, non-cash charge to decrease the deferred tax assets related to Puerto Rican operations. For additional information, see Note 15 of the Company’s Form 10-Q for the quarter ended January 31, 2011.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE QUARTER ENDED JANUARY 31, 2011 AND 2010
(Unaudited)
Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Management believes that free cash flow is a useful measure of the Company’s ability to make strategic investments, repurchase stock, repay debt or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow) and free cash flow for the three months ended January 31, 2011 and 2010:

	Three Months Ended
Free Cash Flow	January 31,
(Dollars in millions)	2011	2010
Net cash provided by operating activities (1)	$15.2	$2.8
Less: Maintenance capital expenditures	(4.1)	(2.9)

Free cash flow	$11.1	$(0.1)

(1)	Cash flow provided by operating activities for the first quarter of fiscal year 2011 was $15.2 million compared to $2.8 million for the same period of last year. The increase in operating cash flow is due in part to a $0.6 million improvement in net earnings, which included the previously noted $2.9 million, net, non-cash charge to Puerto Rican income tax expense. In addition, the Company effectively managed its working capital during the first quarter of fiscal year 2011 and was able to increase cash flow due to the timing of trust withdrawals and deposits.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE QUARTER ENDED JANUARY 31, 2011 AND 2010
(Unaudited)
EBITDA is defined as earnings plus depreciation, amortization, interest expense and income taxes. EBITDA margins are calculated by dividing EBITDA by revenue.
Management believes that EBITDA is a useful measure for providing additional insight into the Company’s operating performance. Due to the Company’s significant cash investment in preneed activity, management does not view EBITDA as a measure of the Company’s cash flow. Investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies. The following tables provide reconciliations between net earnings (the GAAP financial measure that the Company believes is most directly comparable to EBITDA) and EBITDA for the three months ended January 31, 2011 and 2010:

	Three Months Ended
EBITDA from Continuing Operations	January 31,
(Dollars in millions)	2011	2010
Consolidated net earnings	$8.1	$7.5
Add: Depreciation and amortization	6.9	6.6
Add: Interest expense	5.7	6.5
Add: Income taxes	8.1	4.8

EBITDA	$28.8	$25.4

CAUTIONARY STATEMENTS
This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:
•	effects on our trusts and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects of the substantial decline in market value of our trust assets since the third quarter of fiscal year 2008, including:
•	decreased future cash flow and earnings as a result of reduced earnings from our trusts and trust fund management;

•	the potential to realize additional losses and additional cemetery perpetual care funding obligations and tax valuation allowances;
•	effects on at-need and preneed sales of a weak economy;

•	effects on revenue due to the changes in the number of deaths in our markets and recent annual declines in funeral call volume;

•	effects on our revenue and earnings of the continuing national trend toward increased cremation and the increases in the percentage of cremations performed by us that are inexpensive direct cremations;

•	effects on cash flow and earnings as a result of increased costs, particularly supply costs related to increases in commodity prices;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	risk of loss due to hurricanes and other natural disasters;

•	effects of the call options the Company purchased and the warrants the Company sold on our Class A common stock and the effects of the outstanding warrants on the ownership interest of our current stockholders;

•	our ability to pay future dividends on and repurchase our common stock;

•	our ability to consummate significant acquisitions of or investments in death care or related businesses successfully;

•	the effects on us as a result of our industry’s complex accounting model;
and other risks and uncertainties described in our Form 10-K for the year ended October 31, 2010, filed with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.